SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 22nd day of September, 2011 by and among China LianDi Energy Resources Engineering Technology Limited, a corporation organized under the laws of the British Virgin Islands (hereinafter referred to “BVI Law”) having registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter referred to “the Seller”), SJ Asia Pacific Limited, a corporation organized under the BVI Law having registered office at P.O. Box 146, Road Town, Tortola, British Virgin Islands (hereinafter referred to as “the Buyer”), and Zuo Jianzhong, a CEO of the Seller, (hereinafter referred to “Zuo”).  The Seller or the Buyer sometimes is referred to as “Party” and collectively as “Parties”.

RECITALS

A.           The Seller is the owner of 5,400,000 outstanding ordinary shares of LianDi Clean Technology Inc., a corporation organized under the laws of the State of Nevada, (hereinafter referred to “The Company”).

B.           The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the said 5,400,000 shares held by The Seller.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the Parties and Zuo, intending to be legally bound, hereby agree as follows:

Article 1	Sales and Purchase of Shares
1.1
The Parties agree that the Seller sells to the Buyer and the Buyer purchases from the Seller 5,400,000 outstanding ordinary shares of 10,684,660 outstanding ordinary shares of the Company held by the Seller (hereinafter referred to as “Shares”) at the total price of US Dollars 25,920,000 (US$4.8 per share) (such total price is hereinafter referred to as “Purchase Price” and this transfer of Shares is hereinafter referred to as “Transaction”).

1.2	The Purchase Price may not be modified unless agreed in writing by the Parties.

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1.3	All taxes imposed with respect to the Transaction shall be borne by the Seller.

Article 2	Closing

2.1	The closing of the Transaction (“Closing”) shall take place at Tokyo, Japan on September 27 , 2011(“Closing Date”).

2.2
On the Closing Date, the Seller shall transfer the Shares to the Buyer . In connection with the Transaction, the Seller shall apply for the registration of transfer of the Shares from the Seller to the Buyer on the Closing Date. Further, the Seller and Zuo shall cause the Company to provide the necessary cooperation in such registration of transfer of the Shares.

2.3	The Seller shall deliver to the Buyer a certificate for the application of transfer of the Shares by September 29, 2011.

2.4
On the Closing Date, the Buyer shall make arrangement for the payment of the Purchase Price by bank transfer to the Seller’s bank account designated below.  US$7,517,472.60 of The Purchase Price shall be paid in US Dollars and the remaining US$18,402,597.40 of the Purchase Price shall be converted into Japanese Yen 1,417,000,000 based on the exchange rate on September 13, 2011 and remitted to the following the Seller’s bank account unless otherwise agreed between the Parties.  Costs for the remittance shall be borne by the Buyer.

(1)	Bank account information for the transfer in Japanese Yen

Bank name	：	Mizuho bank（SWIFT code; MHBKJPJT）
Branch	：	KABUTOCHO Branch
Branch Code	：	027
Branch Address	：	4-3 Nipponbashi - Kabuto-cho, Chuo-ku, Tokyo 103-0026 JP
Account Number	：	2134871
Account Name	：	CHINA LIANDI ENERGY RESOURCES ENGINEERING TECHNOLOGY LIMITED

(2)	Bank account information for the transfer in US Dollar

Bank Name:	The Hong Kong and Shanghai Banking Corporation Limited
Bank Address:	Lever 10, HSBC Main building
1 Queen's Road Central, Hong Kong
Swift Code:	HSBCHKHHHKH
Account Number: 848-141891-838
Account Name:	China Liandi Energy Resources Engineering Technology Limited
Company Address:	Unit 1103, 11/F., Tower Two, Lippo Centre
89 Queensway, Admiralty, Hong Kong

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2.5
Notwithstanding the preceding clause, the Seller shall extend the due date of the payment to October 17, 2011 for the payment of US$18,402,597.40 (Japanese Yen 1,417,000,000) of the Purchase Price by the Buyer.

2.6	Upon the completion of the procedures as set forth in this Article, the Transaction is fully completed.

Article 3	Conditions Precedent
3.1	The obligation of the Seller under this Agreement shall be subject to the fulfillment as of the Closing Date of the following conditions:
(i)	the representations and warranties of the Buyer set forth in Article 4 shall be true and correct as of the Closing Date and the date of this Agreement; and
(ii)	all procedures required for the Transaction under the laws and other internal rules of the Buyer shall have been completed.

3.2	The obligation of the Buyer under this Agreement shall be subject to the fulfillment as of the Closing Date of the following conditions:
(i)	the representations and warranties of the Seller set forth in Article 5 shall be true and correct as of the Closing Date and the date of this Agreement;
(ii)
the number of outstanding shares of the Company is the total of 36,444,850 (ordinary shares and preferred shares), and The Seller solely, lawfully and effectively owns 10,684,660 of such ordinary shares;

(iii)	during the period from the date of this Agreement to the Closing Date there shall not have occurred any events which would likely to have a material adverse effect on the value of the Transaction;
(iv)	all procedures required for the Transaction under the laws and other internal rules of the Seller shall have been completed;

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(v)	all governmental approvals, consents or filings required for the Transaction shall have been obtained or completed;
(vi)	subscription agreement for the newly issued ordinary shares of SJI Inc. shall have been effectively executed by and among SJI Inc., Zuo, and The Seller; and
(vii)	all procedures required for the Transaction under the laws and other internal rules of the Company shall have been completed.

Article 4	Representations and Warranties of the Buyer
4.1	The Buyer hereby represents and warrants to The Seller that the following shall be true and correct as of the Closing Date and the date of this Agreement:
(i)
the Buyer is a corporation duly organized, validly existing and in good standing under the BVI Laws, and has all requisite power and authority to execute the Agreement and to perform its obligations hereunder;

(ii)
with respect to the execution and performance of this Agreement, the Buyer is in conformity with laws, government orders, official  notices, rules, orders, ordinances, guidelines and other regulations (“Laws and Ordinances”) or internal rules of the Buyer and has completed all procedures required under the same;

(iii)
the Buyer has obtained and completed all governmental licenses, approvals, consents, filings and other legal procedures required for the execution and performance of this Agreement, and neither the execution nor the performance of this Agreement by the Buyer will violate, breach or be in conflict with any administrative order issued by any governmental authorities;

(iv)
neither the execution nor the performance of this Agreement by the Buyer will violate, breach or be in conflict with any judgment, ruling, order, judicial compromise or other decisions made by courts, arbitrators, arbitral institutions, other judicial institutions and self-regulatory organizations;

(v)	no agreements which prevent the performance of the Buyer’s obligations hereunder have been executed between the Buyer and any third party; and
(vi)
there has not been any facts, with respect to the business, assets, operation and financial situation of the Buyer, which would likely to have a material adverse effect on the performance of obligations hereunder. The Buyer especially represents and warrants that the Buyer has the capacity to pay the Purchase Price to the Seller.

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Article 5	Representations and Warranties of the Seller and Zuo
5.1 The Seller and Zuo hereby jointly and severally represent and warrant to the Buyer that the following shall be true and correct as of the Closing Date and the date of this Agreement:
(i)
the Seller is a corporation duly organized, validly existing and in good standing under the BVI Laws, and has all requisite power and authority to execute the Agreement and to perform its obligations hereunder;

(ii)
with respect to the execution and performance of this Agreement, the Seller is in conformity with laws and ordinances or internal rules of the Seller and has completed all procedures required under the same;

(iii)
the Seller has obtained and completed all governmental licenses, approvals, consents, filings and other legal procedures required for the execution and performance of this Agreement, and has caused the Company obtained and completed all governmental licenses, approvals, consents, filings and other legal procedures required for the execution and performance of this Agreement, and neither the execution nor the performance of this Agreement by the Seller will violate, breach or be in conflict with any administrative order issued by any governmental authorities;

(iv)
neither the execution or the performance of this Agreement by the Seller will violate, breach or be in conflict with any judgment, ruling, order, judicial compromise or other decisions made by courts, arbitrators, arbitral institutions, other judicial institutions and self-regulatory organizations;

(v)
no agreements which prevent the performance of obligations hereunder, including but not limited to an agreement by which other shareholders or creditors of the Company can bring damage claim against the Company for the execution or the performance of the Agreement, have been executed between the Seller or Zuo, and any third party;

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(vi)
the number of outstanding stock of the Company under its articles of incorporation is the total of 36,444,850 (ordinary shares and preferred shares), and the shares of the Company are free of preemptive rights, stock acquisition rights, convertible bonds, other securities convertible to or exchangeable for the Company’s shares, warrants, rights to purchase or otherwise acquire shares, or options or any other rights, except as provided in clause (vii) below;

(vii)
it is unlikely that any warrant or option issued by the Company is exercised. If any of the warrants or options is exercised, the Seller immediately sells to the Buyer at its exercised price the number of ordinary shares of the Company held by the Seller equal to fifty-one percent (51%) of the number of ordinary shares of the Company purchased by exercising such warrants or options;

(viii)
as of the date of this Agreement, the Seller lawfully and effectively owns 10,684,660 of ordinary shares in the Company, is the beneficial and sole record shareholder of all of such ordinary shares and such ordinary shares are free of pledges, liens, mortgages, other charges or any other encumbrances;

(ix)
the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to operate businesses it presently conducts;

(x)	the Company (including its affiliates it directly or indirectly owns) complies with applicable laws and regulations with respect to businesses it presently conducts;
(xi)
financial statements of the Company (including its affiliates it directly or indirectly owns) as of June 30, 2011 have been prepared in accordance with generally accepted accounting principle in the United States, present fairy financial conditions and results of operations of the Company (including its affiliates it directly or indirectly owns) as of the times and for the periods referred to therein, are consistent with the books and records of the Company (including its affiliates it directly or indirectly owns) and contain no undisclosed liabilities;

(xii)	all taxes due and payable have been paid in full by the Company (including its affiliates it directly or indirectly owns);
(xiii)
there has not been any facts, with respect to the business, assets, operation and financial situation of the Seller and the Company (including its affiliates it directly or indirectly owns), which would likely to have a material adverse effect on the performance of obligations hereunder;

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(xiv)
even if there happens any change in shareholders of the Company, The Seller makes its best efforts to retain major officers, employees and customers of the Company (including its affiliates it directly or indirectly owns) and to prevent outflow of property of the Company (including its affiliates it directly or indirectly owns);

(xv)	certificates of shares to be delivered by the Seller to the Buyer for the Transaction are true and effective certificates of shares of the Company;
(xvi)
the Company has disclosed to the Buyer all the information which would have material effect on decisions by the Buyer related to this Agreement, all the information which has been disclosed by the Company to the Buyer (including to certified accountants, attorneys and other advisors retained by the Buyer) is true and correct and no facts have been deleted or omitted from such information which are necessary for descriptions and information contained in this Agreement to be free of any misunderstanding;

(xvii)	the Seller and Zuo provide SJI Inc and the Buyer with assistance and advice as to all procedures required in U.S. including correction of any mistake if any.

Article 6	Cooperate Governance
6.1	Considering that the Seller and the Buyer continue to be major shareholders of the Company, the Seller and the Buyer continue to cooperate in the governance of the Company after the Transaction.
6.2	Being an incorporator and a major shareholder through the Seller, Zuo shall carry out the business of the Company by cooperating with SJI Inc. even after the Transaction.
6.3	The Seller and Zuo shall develop the business plan of the Company for the next 3 years and deliver it to the Buyer.
6.4
Considering that SJI Inc. become to hold the majority of voting rights of the Company through the Buyer and Hua Shen (International) Limited, when carrying out the business as described in 6.2, Zuo shall cause the Company to obtain prior written consent of SJI Inc for the material matters of the Company provided below.

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(i)
sale, merger, acquisition, or other corporate restructuring of the Subsidiaries of the Company (hereinafter, “the Subsidiary of the Company” includes both subsidiary of the Company and company controlled by the subsidiary of the Company. );

(ii)	merger or other corporate restructuring of the Company;
(iii)	deregistration of the Company from the OTC Bulletin Board;
(iv)	listing or preparation for listing on security market by the Company;
(v)	sale, morgage or any other disposal of material assets (more than ten (10) % of the consolidated net assets) of the Company or the Subsidiary of the Company;
(vi)	issuance or cancellation of its shares, warrants, corporate bond, or any other securities or rights by the Company or the Subsidiary of the Company; or
(viii)	any other matter discussed and agreed as material matter between the Seller and the Buyer, or the Seller and SJI Inc.
6.5	The Seller or SJI Inc may dispatch its personnel to the Company after the Closing Date.
6.6
The Buyer has an option to request the Seller or Zuo to purchase a part or all of the Shares subject to the terms and conditions as agreed separately, if the business plan developed by the Seller and Zuo as specified in Article 6.3 is not accomplished.

Article 7	Compensation
7.1
If either Party incurs any damage, loss or costs (including, without limitations, attorney’s fees) (hereinafter referred to as “Damages”) resulting from any breach of the other Party of this Agreement or of its representations and warranties as respectively set forth in Article 4 or Article 5 occurring during the period of five (5) years after the Closing Date, the breaching Party shall immediately indemnify the non-breaching Party for such Damages. Below article 6.1 in this Agreement, “the other Party” means both the Seller and Zuo, if the main Party is the Buyer, and “the other Party” means the Buyer, if the Party is the Seller or Zuo.

7.2
In case the Company incurs the Damages due to the breach of any obligation of this Agreement by Seller or Zuo or the breach of the representations and warranties under Article 4 or 5, such all Damages is deemed to be damages incurred by Buyer.

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7.3
In case the Seller, the Buyer or Zuo fails to perform the obligation under the Agreement, the other Party may seek the enforcement, and in case any of them proceed any action which is prohibited under this Agreement, the other Party may seek injunction. The other Party may bring both claims under this article and article 7.1.

Article 8	Termination for Cause
8.1	If any of the followings occurs to the Seller, the Buyer or Zuo prior to the completion of the Transaction, the other Party may terminate this Agreement by giving written notice to the Party:
(i)	attachment, provisional attachment, provisional disposition or other execution;
(ii)
dissolution, commencement of proceedings of bankruptcy, civil rehabilitation, corporate reorganization or liquidation (or other similar proceedings) is ordered or petition for such proceedings is filed;

(iii)	collection procedures for tax delinquency;
(iv)	material or significant deterioration of financial situation or threat thereof;
(v)	any false entry due to willful misconduct or gross negligence is found in The Buyer’s publicly released financial statements;
(vi)	revocation of business license, suspension of business or other dispositions are made by regulatory agencies;
(vii)	dissolution, merger, corporate split or transfer of business is made without prior consultation; or
(viii)	substantial change in the control of the Party, including, without limitation, changes in major shareholders.

8.2
If any of the following events of default occurs to the Seller, the Buyer or Zuo prior to the completion of the Transaction and the Party in default fails to cure the events of default within thirty (30) days of the other Party’s written notice demanding such cure, the other Party may terminate this Agreement by giving a written notice to the Party in default:

(i)	breach of any obligation under this Agreement; or
(ii)	breach of its representations or warranties.

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8.3
If this Transaction is not consummated on or before November 15, 2011 and such failure of consummation is confirmed in writing upon consultations between the Seller and the Buyer, the Seller or the Buyer may terminate this Agreement except where there is a breach by the terminating Party of its obligations, representations or warranties.

Article 9	Termination for Force Majeure
9.1
If performance of this Agreement is objectively deemed difficult due to a substantial change in the economic situation, acts of God or any other inevitable cause, either Party may terminate this Agreement upon consultations without assuming any liability for such termination.

Article 10	Confidentiality
10.1
For two (2) years after execution of this Agreement, the Seller, the Buyer and Zuo shall keep secret the existence and contents of this Agreement, developments of negotiations about this Agreement (including due diligence) and other information of the other Party obtained related to execution of this Agreement whether before or after the execution and shall not disclose the same to any third party or use the same for any purpose other than this Agreement.  Provided, however, that either Party may disclose such information if such disclosure is made to its executives and employees, attorneys, certified accountants, tax accountants, financial advisors or other professionals or is required under the laws of US Federal and State or Japan or the regulations of security exchanges of Japan or US, on the condition that, in either case, the Party to disclose such information shall notify the other Party thereof before disclosure so that the other Party has a reasonable time to take appropriate measures against such a disclosure.

10.2	Notwithstanding the provisions of the preceding paragraph, the Seller, the Buyer and Zuo shall not assume confidentiality obligation if:
(i)	the information was already possessed by the receiving Party or publicly known at the time of disclosure or it becoming aware of such information;
(ii)	the information becomes publicly known after disclosure or the receiving Party becoming aware of such information through no willful conduct or negligence of the receiving Party;

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(iii)	the information is lawfully received from a third party duly authorized to disclose without assuming confidentiality obligation; or
(iv)	the information is independently developed by the receiving Party without referring to the information disclosed by the other Party.

Article 11	Public Announcement
11.1
If either Party makes a public announcement related to the Transaction, such announcement shall be made after consultations and as agreed by the both Parties on the contents, timing and manner of the announcement except where such an announcement is required under the laws of US Federal and State or Japan or the regulations of security exchanges of Japan or US; in such a case, the Party to make such announcement shall notify the other Party thereof before the announcement so that the other Party has a reasonable time to take appropriate measures against such an announcement.

Article 12	No Assignment
12.1
The Seller, the Buyer and Zuo may not, without the prior written approval of the other Party, assign, mortgage or otherwise dispose of its contractual status, rights or obligations under this Agreement to any third party nor cause any third party to assume the same. Nothing in this paragraph prohibits the Seller from sale, mortgage or otherwise dispose of the shares of the Company after the Closing Date.

Article 13	Taxes and Expenses
13.1
Unless otherwise provided for in this Agreement, the Seller, the Buyer and Zuo shall bear taxes imposed on itself in connection with this Agreement.  Stamp duties imposed in connection with performance of this Agreement shall be equally borne by both Parties.

13.2
Unless otherwise provided for in this Agreement, the Seller, the Buyer and Zuo shall bear its own costs and expenses, including fees and expenses for attorneys, certified accountants and other third parties, incurred in connection with the negotiation (including due diligence), preparation, execution and performance of this Agreement except for the expenses incurred in connection with the claim for damages or other remedies due to any default of the other Party.

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Article 14	Notice
14.1
Unless otherwise provided for in this Agreement or separately agreed in writing by both Parties and Zuo, all communications to be made under this Agreement, including, without limitation, notices and provision of information, shall be in writing and given by facsimile, e-mail, personal delivery or mail to the following contact persons.  Each Party and Zuo may change its contact information or contact person by notice given to the other Party in accordance with this Article.

The Seller:

Address:	Rm1103， 11/F, Tower Two, Lippo Centre, 89 Queensway, Admiralty, Hong Kong
Facsimile:	+85-2-2840-0488
E-mail:	jzhzuo@yahoo.com
Contact Person:	Zuo, JianZhong

The Buyer:
Address:	c/o SJI Inc.
4-12-8 Higashi Shinagawa Shinagawa-ku, Tokyo, 140-0002 Japan
Facsimile:	+81-3-3472-6295
E-mail:	tano-daichi@sji-inc.jp
Contact Person:	Daichi Tano

Zuo

Address:	Rm1103， 11/F, Tower Two, Lippo Centre, 89 Queensway, Admiralty, Hong Kong
Facsimile:	+85-2-2840-0488
E-mail:	jzhzuo@yahoo.com
Contact Person:	Zuo, JianZhong

Article 15	Entire Agreement
15.1
This Agreement constitutes the entire agreement between the Parties regarding the Transaction.  Any prior contract, agreement, commitment or covenant regarding the Transaction, whether written or oral, shall be invalid to the extent inconsistent with this Agreement.

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Article 16	Amendment
16.1	This Agreement may not be amended or modified without the prior written consent of both Parties and Zuo.

Article 17	Governing Law and Language
17.1	This Agreement and any and all rights and obligations related to this Agreement shall be governed by and construed in accordance with the laws of Japan.

17.2
This Agreement shall be signed and executed in Japanese, Chinese and English. In case there is any discrepancy or conflict among the Japanese version, Chinese version and English version, the Japanese version shall prevail.

Article 18	Arbitration
18.1
Any disputes, controversies, or differences arising between or among the Seller, the Buyer and Zuo in connection with this Agreement shall be settled by arbitration in Tokyo, Japan in accordance with the rules and procedures of the Japan Commercial Arbitration Association.  The arbitral institution shall be the Tokyo office of the said Association.  The number of arbitrator shall be one (1) and arbitration shall be conducted in the Japanese language.

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IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed in three (3) originals as of the date first written above by their respective officers thereunto duly authorized, each Party and Zuo retaining one (1) copy thereof respectively.

September 22 , 2011

The Seller:

China LianDi Energy Resources Engineering Technology Limited

By:
Name:
Title:

The Buyer:

SJ Asia Pacific Limited

By:
Name:
Title:

Zuo:

Zuo Jianzhong

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